Exhibit 10.1

First Ottawa Bancshares Announces Dividend

Ottawa, Ill., November 14, 2005  —  The Board of Directors of First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) approved the payment of a $1.00 per share semi annual cash dividend and a $1.00 per share special cash dividend on the Company’s common stock. The combined $2.00 per common share cash dividend marks the ninth consecutive year that this semiannual payment has been declared.